Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FIRST QUARTER 2023 RESULTS

First quarter revenue increases 9% over prior year

Company announces segment reporting changes

Additional progress made along footprint optimization initiatives

HOUSTON, May 8, 2023 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”), a developer, manufacturer and provider of highly engineered equipment, service, and innovative technologies for use in the energy industry, today reported operational and financial results for the first quarter of 2023.

First Quarter Highlights

•
Revenue of $90.9 million decreased 6% sequentially and increased 9% year-over-year
•
Net Bookings of $53.5 million decreased 43% sequentially and 20% year-over-year
•
Net Income of $2.3 million increased $2.6 million sequentially and $11.2 million year-over-year
•
Adjusted EBITDA of $8.8 million improved from $3.2 million one year ago and decreased 15% sequentially
•
Gross Margin of 28% decreased 333 basis points sequentially and increased 489 basis points year-over-year
•
Closed on the sale of the Houston aftermarket facility during the first quarter, and on track for the sale of a third Houston property by the end of the fiscal year
•
After quarter end, successfully completed the installation of two 15,000 psi HorizontalBoreTM Subsea Trees at the Woodside Shenzi North oil and gas field in the U.S. Gulf of Mexico
•
Announcing reporting segment changes to present Subsea Products, Subsea Services and Well Construction in our quarterly SEC filings

“Our first quarter performance delivered strong revenue results that were driven by the ongoing upcycle in key offshore markets such as Brazil, the Middle East, Latin America, and some reemerging markets, for example, West Africa,” said Jeff Bird, Dril-Quip’s President and Chief Executive Officer. “Bookings came in well within the range we provided during the previous quarter and seasonally lower in the range as expected. We remain in a strong position due to accelerating master service agreement activity that we believe will help drive bookings growth throughout the remainder of the year.”

“Our new organization is already showing signs of driving increased accountability and visibility and will ultimately lead to improved profitability as we focus investments and productivity on those product lines that deserve it most. We continue to advance our business realignment efforts and as a result, we have made the decision to change our reporting segments. We also believe this will allow our investors to better appreciate the relative impacts of our long-cycle, backlog-driven businesses like Subsea Products & Services and our short-cycle, book-and-bill businesses like Well Construction. As we look forward, we are confident in our ability to continue to make progress along our long-term financial, operational, and strategic objectives. Our focus remains on capital allocation as we support our organic and inorganic growth opportunities by taking a disciplined approach with a keen focus on driving attractive long-term returns on capital deployment. With our clean balance sheet and financial flexibility, we are in a strong position to drive long-term success, advance market share and overall profitability.”

2023 Financial Outlook

•
Revenue growth of 10%
•
Bookings year-over-year growth of 10% to 20%
•
Adjusted EBITDA incremental margins of 40% to 60%
•
Capital Expenditures of $25 million to $30 million

In conjunction with today’s release, the Company posted a new investor presentation entitled “Q1 2023 Investor Presentation” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the first quarter of 2023 was $90.9 million, down $5.9 million from the fourth quarter of 2022 and up $7.7 million compared to the first quarter of 2022. The decrease in revenue sequentially was primarily driven by lower Subsea Product revenues in Europe and Asia Pacific reflecting the expected seasonality. Subsea Services and Well Construction revenues also declined slightly sequentially. The increase in revenue year-over-year can be attributed to increases across all product and service lines. Well Construction segment revenue increased 38% year-over-year to $20.8 million, Subsea Services segment revenue increased 10% year-over-year to $23.9 million and Subsea Products segment revenue was materially the same as prior year at $46.1 million.

Cost of sales for the first quarter of 2023 was $65.5 million, a decrease of $1.1 million sequentially from the fourth quarter of 2022. Gross operating margin for the first quarter of 2023 was 27.9%, down from 31.2% for the fourth quarter of 2022. Gross margins decreased sequentially driven by unfavorable product line mix in Well Construction and lost leverage on lower revenue.

Selling, General, Administrative, and Engineering Expenses

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2023 were $22.6 million, a decrease of $4.3 million compared to the fourth quarter of 2022. SG&A decreased sequentially primarily due to the prior quarter’s bad debt expense as well as some non-recurring taxes and bank fees. Engineering and product development expenses were $3.4 million for the first quarter of 2023, an increase of $0.7 million from the fourth quarter of 2022. The sequential increase is attributed to increased testing and qualification activities related to specific international customer requirements.

Net Income, Adjusted EBITDA and Free Cash Flow

For the first quarter of 2023, the Company reported net income of $2.3 million, or $0.07 per share, compared to a net loss of $0.3 million or $0.01 per share for the fourth quarter of 2022.

Adjusted EBITDA totaled $8.8 million for the first quarter of 2023 compared to $10.4 million for the fourth quarter 2022. The decrease in adjusted EBITDA sequentially can be attributed to lower revenues and increased engineering activities related to specific international customer requirements.

Net cash used in operations was $52.9 million and free cash flow was a negative $58.3 million for the first quarter of 2023. The increase in net cash used by operations of $35.3 million compared to the fourth quarter of 2022 was primarily driven by working capital timing relating to certain receivables, inventories and some restructuring related costs. The company expects working capital to normalize over the next two quarters and expects working capital to be neutral to positive during this period. Days Sales Outstanding (“DSO”) is expected to return to levels closer to Q4 2022 by Q3 2023 which the Company believes will generate approximately $40M of cash flow from operations relating to accounts receivables reduction. Capital expenditures in the first quarter of 2023 were $5.4 million, the majority of which was related to investments in manufacturing equipment and rental tools bound for work already secured.

Gain on sale of property, plant and equipment was approximately $6.6 million in the first quarter, primarily related to the sale of our Houston aftermarket building and obsolete machinery and equipment.

Share Repurchases

During the first quarter of 2023, the Company did not make any share repurchases. The Company has approximately $103 million remaining of the current authorization by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of its overall capital allocation strategy.

Conference Call and Webcast

Management will host a fireside chat call and a webcast to discuss the financial results on May 9, 2023, at 11:30 a.m. Eastern Standard Time / 10:30 a.m. Central Standard Time. The presentation is open to all interested parties and may include forward-looking information.

Conference Call and Webcast Details

Date / Time:	Tuesday, May 9, 2023, at 11:30 a.m. EST / 10:30 a.m. CST
Participant Dial-In:	Toll Free: 888-506-0062 Access Code: 179309
Webcast:	https://www.webcaster4.com/Webcast/Page/2968/48187

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the impact of the COVID-19 pandemic and the effects thereof, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the impact of general economic conditions, including inflation, on economic activity and on our operations, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Erin Fazio, Director of Corporate Finance

Erin_Fazio@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(In thousands, except per share data)
Revenues:
Products	$59,246	$64,713	$55,642
Services	21,281	21,657	17,499
Leasing	10,338	10,444	9,996
Total revenues	90,865	96,814	83,137
Costs and expenses:
Cost of sales	65,502	66,567	63,995
Selling, general and administrative	22,585	26,877	22,393
Engineering and product development	3,399	2,699	3,676
Restructuring and other charges	1,718	3,466	32
Gain on sale of property, plant and equipment	(6,647)	(2,249)	(114)
Foreign currency transaction (gain) loss	1,120	1,818	(1,254)
Total costs and expenses	87,677	99,178	88,728
Operating income (loss)	3,188	(2,364)	(5,591)
Interest income	2,827	3,310	203
Interest expense	(80)	68	(54)
Income tax provision	3,624	1,266	3,496
Net income (loss)	$2,311	$(252)	$(8,938)
Income (Loss) per share
Basic	$0.07	$(0.01)	$(0.26)
Diluted	$0.07	$(0.01)	$(0.26)
Depreciation and amortization	$6,889	$7,079	$7,559
Capital expenditures	$5,424	$5,154	$2,066
Weighted Average Shares Outstanding
Basic	34,128	34,038	34,494
Diluted	34,489	34,038	34,494

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2023	December 31, 2022
	(In thousands)
Assets:
Cash and cash equivalents	$235,343	$264,804
Short-term investments	18,921	32,232
Other current assets	497,847	455,552
PP&E, net	183,285	181,270
Other assets	40,000	38,657
Total assets	$975,396	$972,515
Liabilities and Equity:
Current liabilities	$83,360	$87,555
Deferred Income taxes	4,025	3,756
Other long-term liabilities	7,633	6,288
Total liabilities	95,018	97,599
Total stockholders equity	880,378	874,916
Total liabilities and equity	$975,396	$972,515

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and EPS:	Three months ended
	March 31, 2023		December 31, 2022		March 31, 2022
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$2,311	$0.07	$(252)	$(0.01)	$(8,938)	$(0.26)
Adjustments (after tax):
Reverse the effect of foreign currency transaction (gain) loss	885	0.03	1,436	0.04	(991)	(0.03)
Restructuring and other costs, including severance	1,357	0.04	2,738	0.08	25	—
Gain on sale of property, plant and equipment	(5,251)	(0.15)	(1,777)	(0.05)	(90)	—
Adjusted net income (loss)	$(698)	$(0.01)	$2,145	$0.06	$(9,994)	$(0.29)

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(In thousands)
Net income (loss)	$2,311	$(252)	$(8,938)
Add:
Interest (income) expense, net	(2,747)	(3,378)	(149)
Income tax provision (benefit)	3,624	1,266	3,496
Depreciation and amortization expense	6,889	7,069	7,559
Restructuring and other costs, including severance	1,718	3,466	32
Gain on sale of property, plant and equipment	(6,647)	(2,249)	(114)
Foreign currency transaction (gain) loss	1,120	1,818	(1,254)
Stock compensation expense	2,577	2,694	2,527
Adjusted EBITDA	$8,845	$10,434	$3,159

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(In thousands)
Net cash used in operating activities	$(52,920)	$(17,604)	$(10,928)
Less:
Purchase of property, plant and equipment	(5,424)	(5,154)	(2,066)
Free cash flow	$(58,344)	$(22,758)	$(12,994)